                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 BancTec, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 BancTec, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                        [LOGO OF BANCTEC APPEARS HERE]

                         4851 LBJ FREEWAY, SUITE 1100
                              DALLAS, TEXAS 75244

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1998

  Notice is hereby given that the Annual Meeting of Stockholders of BancTec, Inc., a Delaware corporation (the "Company"), will be held at Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas on May 21, 1998, at 10:00 a.m., Dallas, Texas time for the following purposes:

  (i)  To elect one director;

  (ii) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  The accompanying Proxy Statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

  Only stockholders of record at the close of business on April 6, 1998, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment(s) thereof.

  You are cordially invited and urged to attend the meeting, but if you are unable to attend, you are requested to sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                                  Secretary

Dallas, Texas
April 13, 1998

                        [LOGO OF BANCTEC APPEARS HERE]

                         4851 LBJ FREEWAY, SUITE 1100
                              DALLAS, TEXAS 75244

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1998

  This Proxy Statement is sent to stockholders of BancTec, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders of the Company, and any adjournment(s) thereof (the "Meeting"), to be held on May 21, 1998, at 10:00 a.m., Dallas, Texas time at Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The Company has also retained D.F. King & Company, Inc. to solicit stockholders in connection with the matters to be presented at the Meeting for a fee not to exceed $4,500 plus reimbursement of certain expenses. The Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to stockholders on or about April 13, 1998.

  The Company's Annual Report on Form 10-K covering the twelve month period from January 1, 1997 through December 31, 1997 ("1997"), including audited financial statements, is enclosed herewith. Such Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise: (i) by giving written notice to the Company of such revocation; (ii) by voting in person at the Meeting; or (iii) by executing and delivering to the Company a later dated proxy.

  The voting securities of the Company are shares of its Common Stock, $.01 par value ("Common Stock"), each share of which entitles the holder thereof to one vote. On April 6, 1998, there were outstanding and entitled to vote 21,634,438 shares of Common Stock. Only stockholders of record at the close of business on April 6, 1998, are entitled to notice of, and to vote at, the Meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. If a quorum is not present or represented at the Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. At any such adjourned Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of a quorum, but will not be counted as votes in favor of a proposal.

  Cumulative voting is not permitted in the election of directors of the Company. On all matters (including election of directors) submitted to a vote of the stockholders at the Meeting, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 6, 1998.

  Proxies in the accompanying form, if properly executed and returned, will be voted at the Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to any of the following matters will be voted as follows: (i) "FOR" the election of the one person named in this Proxy Statement as the Board's nominee for election to the Board; and (ii) in accordance with the discretion of the holders of such proxies with respect to any other business that properly comes before the stockholders at the Meeting. The Board knows of no matters, other than those stated above, to be presented for consideration at the Meeting. If, however, other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the Meeting from time to time.

                             ELECTION OF DIRECTORS

  The directors of the Company have been divided into three classes. The members of each class serve for three years. Pursuant to the Company's bylaws, the Board has fixed the number of directors at nine. Three of the nine directors' terms expire this year. The term of office for each director shall be until the year following each nominee's name below or until a successor is elected and qualified. Directors are elected by a plurality of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Meeting.

  In 1997, the Board established a Nominating Committee (herein so called), which is composed of Paul J. Ferri, Rawles Fulgham, and Michael A. Stone. The Nominating Committee was established to ensure that the Company will continue to benefit from a broad base of industry and business leadership and to address the replacement of retiring directors. The Nominating Committee has developed qualifications for independent board members and is engaged in identifying prospective candidates. The Nominating Committee expects to fill at least one vacancy in 1998. The Nominating Committee held two meetings in 1997.

  The Board recommends a vote FOR the election of the following nominee to be elected for a term expiring in 2001:

   NAME                                       AGE            POSITION
   ----                                       --- ------------------------------
   Rawles Fulgham............................  70 Director

  The following directors are presently serving unexpired terms, ending the year following such director's name:

   NAME                                       AGE            POSITION
   ----                                       --- ------------------------------
   Grahame N. Clark, Jr. (1999)..............  55 Chairman, President and Chief
                                                  Executive Officer and Director
   Michael E. Faherty (2000).................  63 Director
   Paul J. Ferri (2000)......................  59 Director
   A.A. Meitz (1999).........................  60 Director
   Michael A. Stone (1999)...................  61 Director

  Mr. Clark has been a director of the Company since September 1985. Mr. Clark has been Chairman and Chief Executive Officer of the Company since April 1987 and President since September 1995. Mr. Clark also serves as a director of The Dyson-Kissner-Moran Corporation (a private investment company).

  Mr. Faherty has been a director of the Company since September 1984. Since 1977, Mr. Faherty has been president of MICO, Inc., a family-owned consulting and contract executive business. As part of the contract executive business, Mr. Faherty from time to time serves as a corporate officer of companies. Currently, he is serving as chairman of eccs inc. (a manufacturer of mass storage subsystems and an integrator of systems utilizing such subsystems). Mr. Faherty also serves as a director of eccs inc. and of Frontier Corporation (a provider of telecommunication services).

  Mr. Ferri has been a director of the Company since September 1978. Mr. Ferri has been managing general partner in Matrix Partners I, II, III, and IV, L.P. (venture capital investment partnerships) since January 1982, August 1985, March 1990, and January 1995, respectively. In addition, Mr. Ferri is a director of Applix, Inc. (real time decision support software), Stratus Computer, Inc. (fault tolerant computer systems), Techforce Corp. (integrated network support solutions), and VideoServer Inc. (video teleconferencing).

  Mr. Fulgham has been a director of the Company since June 1982. Since September 1989, Mr. Fulgham has served as senior advisor of Merrill Lynch & Co., Inc. From August 1982 to September 1989, Mr. Fulgham was executive director of Merrill Lynch Private Capital Inc. In addition, Mr. Fulgham presently serves on the Advisory and Audit Committee of Dorchester Hugoton, Ltd. (engaged in development, production and processing of natural gas) and as a director of Dresser Industries, Inc. (a supplier to energy-related companies), NCH Corporation (a manufacturer of products used in maintenance applications), and Global Industrial Technologies, Inc. (a provider of products for industrial production and infrastructure development).

  Mr. Meitz was formerly with the firm of Booz-Allen & Hamilton, Inc. (an international management and technology consulting firm) for more than 25 years and was a Senior Vice President until he elected retirement in August 1994. Mr. Meitz also served as a member of the Booz-Allen Board of Directors and Chairman of its Audit Committee. The majority of his work has focused on issues of business strategy, marketing and organization design. In addition, Mr. Meitz served as a director of Recognition International Inc. until October 1995. Presently, Mr. Meitz serves as a director of Associated Materials Incorporated (a building products company), Northern Trust Bank of Texas (a subsidiary of Northern Trust Bank of Illinois), and Greyhound Lines Inc. (a transportation company).

  Mr. Stone has been a director of the Company since January 1979. Since March 1985, Mr. Stone has been general partner of Davis Venture Group, L.P., the general partner of Davis Venture Partners, L.P. (a venture capital partnership).

  Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board may recommend. The Board has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board held six meetings in 1997, and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he served as a director and (ii) the total number of meetings held by all committees of the Board on which he served.

  The Board has an Option Committee (herein so called), which is composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, A.A. Meitz and Michael A. Stone. The Option Committee administers the 1989 Plan and the 1994 Plan. The Option Committee held five meetings during 1997.

  The Board has a Compensation Committee (herein so called), which is composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, A.A. Meitz, and Michael
A. Stone. The Compensation Committee reviews and makes recommendations regarding compensation and other employment benefits of officers and employees of the Company. The Compensation Committee held three meetings during 1997.

  The Board has an Audit Committee (herein so called), which is composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, A.A. Meitz, and Michael A. Stone. The Audit Committee reviews the Company's financial results, recommends the appointment of the Company's outside auditors, reviews the scope and results of audits, and reviews internal accounting controls. The Audit Committee held two meetings during 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation earned during 1997, the fiscal year ended December 31, 1996 ("1996"), and the nine-month period ended December 31, 1995 ("1995A"), by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based upon salary and bonus earned during 1997). All information relating to shares of Common Stock and options to purchase Common Stock contained herein has been adjusted to reflect the three-for-two stock split of Common Stock effected in February 1993.

                                                           LONG TERM
                           ANNUAL COMPENSATION        COMPENSATION AWARDS
                          ---------------------- ------------------------------
                                                           RESTRICTED
   NAME AND PRINCIPAL     FISCAL SALARY   BONUS  LONG TERM    STOCK     OPTIONS
       POSITION(S)         YEAR    ($)   ($)(1)  BONUS(2)  AWARD(S)($)  (#)(3)
   ------------------     ------ ------- ------- --------- -----------  -------
Grahame N. Clark, Jr. ...  1997  281,390 310,675  164,475     51,000(4) 100,000
 Chairman, President and
  Chief                    1996  280,919 289,000  153,000    210,902    100,000
 Executive Officer         1995A 198,835 165,106        0          0     81,000
Raghavan Rajaji..........  1997  200,278 148,750   43,750     25,500(5)  50,000
 Senior Vice President,
  Treasurer and            1996  201,653 144,500   42,500      6,817     57,500
 Chief Financial Officer   1995A  46,923  38,709        0          0     70,000
John G. Guthrie..........  1997  176,307 110,633   58,570     20,995(6)  10,000
 Senior Vice President     1996  176,653 119,000   63,000     13,583     50,000
                           1995A 123,249  76,978        0          0      5,500
Tod V. Mongan............  1997  140,707 122,719   50,531     21,037(7)  40,000
 Senior Vice President,
  Secretary and            1996  140,772 119,212   49,088    242,678     62,500
 General Counsel           1995A  95,996  59,735        0     97,219     33,500
James E. Uren............  1997  136,307 118,405   62,685     23,630(8)  10,000
 Senior Vice President     1996  136,226 133,875   70,875     57,908     62,500
                           1995A  84,846  61,622        0     26,899     43,500

--------
(1) Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the next fiscal year.

(2) Bonus vests ratably over a period of three years and is not available to the individual until the later of retirement from the Company or attainment of the age of 62.

(3) Options to acquire shares of Common Stock.

(4) On December 31, 1997, Mr. Clark held 32,758 shares of restricted Common Stock granted under the 1989 Plan with a value of $878,242 based upon the last sales price of Common Stock reported on the NYSE on December 31, 1997, the last trading day of 1997. Of these 32,758 shares of restricted stock, 18,148 shares vest, in whole or in part, within three years of this date and the remaining shares of restricted stock will vest beyond three years from this date. Of such 18,148 shares, 6,240 will vest on or before January 1, 1999, 6,240 will vest on or before January 1, 2000, and 5,668 will vest on or before January 1, 2001. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(5) On December 31, 1997, Mr. Rajaji held 1,468 shares of restricted Common Stock granted under the 1989 Plan with a value of $39,357 based upon the last sales price of Common Stock reported on the NYSE December 31, 1997, the last trading day of 1997. Of these 1,468 shares of restricted stock, 534 will vest on or before January 1, 1999, 534 shares will vest on or before January 1, 2000, and 400 shares will vest on or before January 1, 2001. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(6) On December 31, 1997, Mr. Guthrie held 1,521 shares of restricted Common Stock granted under the 1989 Plan with a value of $40,778 based upon the last sales price of Common Stock reported on the NYSE on December 31, 1997, the last trading day of 1997. Of these 1,521 shares of restricted stock, 596 will vest on or before January 1, 1999, 596 will vest on or before January 1, 2000, and 329 will vest on or before January 1, 2001. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(7) On December 31, 1997, Mr. Mongan held 26,226 shares of restricted Common Stock granted under the 1989 Plan with a value of $703,119 based upon the last sales price of Common Stock reported on the NYSE on December 31, 1997, the last trading day of 1997. Of these 26,226 shares of restricted stock, 6,721 shares vest, in whole or in part, within three years of this date and the remaining shares of restricted stock will vest beyond three years from this date. Of such 6,721 shares, 2,309 will vest on or before January 1, 1999, 2,309 will vest on or before January 1, 2000, and 2,103 will vest on or before January 1, 2001. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(8) On December 31, 1997, Mr. Uren held 2,810 shares of restricted Common Stock granted under the 1989 Plan with a value of $75,336 based upon the last sales price of Common Stock reported on the NYSE on December 31, 1997, the last trading day of 1997. Of these 2,810 shares of restricted stock, 1,856 will vest on or before January 1, 1999, 584 will vest on or before January 1, 2000, and 370 will vest on or before January 1, 2001. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

OPTION GRANTS IN 1997

  The following table sets forth information related to options granted to the named executive officers during 1997.

                                                                                      POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                     AT ASSUMED
                                                                                    ANNUAL RATES
                                                                                   OF STOCK PRICE
                                                                                  APPRECIATION FOR
                                INDIVIDUAL GRANTS                                  OPTION TERM(1)
--------------------------------------------------------------------------------- -----------------
                                  PERCENT OF TOTAL
                         OPTIONS OPTIONS GRANTED TO EXERCISE OR
                         GRANTED    EMPLOYEES IN    BASE PRICE
  NAME                   (#)(2)   FISCAL YEAR (%)    ($/SH)(3)   EXPIRATION DATE   5%($)   10%($)
  ----                   ------- ------------------ ----------- ----------------- ------- ---------
Grahame N. Clark, Jr. .. 100,000      12.734           25.19    December 11, 2003 856,700 1,943,562
Raghavan Rajaji.........  40,000       5.0963          25.19    December 11, 2003 342,680   777,424
John G. Guthrie.........  10,000       1.2734          25.19    December 11, 2003  85,670   194,356
Tod V. Mongan...........  40,000       5.0963          25.19    December 11, 2003 342,680   777,424
James E. Uren...........  10,000       1.2734          25.19    December 11, 2003  85,670   194,356

--------
(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of the Common Stock over the term of the options. These amounts do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability, or vesting periods of up to five years. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.

(2) Options to acquire shares of Common Stock, which were granted on December 11, 1997, under the 1989 Plan will vest ratably over five years beginning one year after the date of grant.
(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or a combination of either of the foregoing, as approved by the Option Committee in its discretion.

AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information related to the number of options exercised in 1997 and the value realized by the named executive officers. Further, the table provides information related to the number and value of options held by the named executive officer at the end of 1997.

                                                                                         VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                           SHARES                         AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                         ACQUIRED ON     VALUE      ------------------------------- -------------------------------
  NAME                   EXERCISE(#) REALIZED($)(2) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
  ----                   ----------- -------------- -------------- ---------------- -------------- ----------------
Grahame N. Clark, Jr. ..   60,000       694,000        140,400         260,600         978,972        1,162,458
Raghavan Rajaji.........        0             0         39,500         128,000         250,655          585,320
John G. Guthrie.........    1,500        13,940         26,800          58,700         172,096          294,674
Tod V. Mongan...........   15,000       172,891         54,300         119,700         366,041          536,569
James E. Uren...........    3,000        22,052         55,900         100,100         387,897          583,133

--------
(1) The last sales price of Common Stock as reported on the NYSE on December 31, 1997, the last trading day of 1997, was $26.81. Value is calculated on the basis of the remainder of $26.81 minus the exercise price multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the remainder of the closing market price of Common Stock on the date of the exercise minus the exercise price multiplied by the number of shares to which the exercise relates.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company is entitled to receive compensation in the amount of $20,000 per year plus a fee of $1,000 for each day on which he attends a meeting of the Board or a meeting of a committee of the Board, if the committee meeting is not held on the same day as a Board meeting.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements (the "Agreements") with Grahame N. Clark, Jr., Tod V. Mongan, and Raghavan Rajaji. Each of the Agreements provides for the payment of base salary amounts and the participation in any employee benefit or bonus plan or arrangement made available by the Company on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. The Agreements for Messrs. Clark and Mongan expire on November 7, 2000 and Mr. Rajaji's Agreement expires on September 27, 2000.

  Upon the death of an executive during the term of that executive's Agreement, the Company is obligated to pay the executive's base salary for a period of months (not to exceed twelve months) determined by multiplying two times the number of complete twelve-month periods of employment of the executive with the Company. Each Agreement provides that if the executive's employment is terminated (whether such termination is by the executive or by the Company) within three years after a Triggering Event (which, generally speaking, is defined in the Agreement as a change in control of the Company) for any reason other than (i) termination by the Company for cause (as defined in the Agreement), (ii) the executive having reached the age of 65, or (iii) the executive's death, the Company is obligated to make a lump sum cash payment equal to 2.99 times the average of the executive's annualized includable compensation (as defined in the Agreement) received from the Company during the period consisting of the five full taxable years ending immediately preceding the Triggering Event.

The Company is obligated to transfer to an irrevocable trust upon the occurrence of a Triggering Event, or as soon thereafter as the Company knows of the Triggering Event, the amount of cash that the Company would be obligated to pay under the Agreement if such executive's employment were terminated on that date.

COMPENSATION COMMITTEE AND OPTION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

  During 1997, the Compensation Committee was composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz, and Michael A. Stone and the Option Committee was composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz, and Michael A. Stone. See "Election of Directors" and "Meetings and Committees of the Board." No member of the Compensation Committee or the Option Committee is an officer of the Company. No member of the Compensation Committee or the Option Committee was formerly an officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people in the industry. The Compensation Committee applies this philosophy in determining compensation for the Company's executive officers in three areas: salary; bonuses; and stock options and awards.

  Base Salary. The Company strives to offer salaries to its executive officers which are competitive in its industry for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers information provided by Hewitt Associates and from published salary surveys specific to the Company's industry, size, and geographic location.

  The executive officers' base salaries are targeted at slightly below the median as indicated in the salary surveys. Base salaries are reviewed bi-annually to determine if adjustments are necessary based upon competitive practices and economic conditions. In addition, executive officers' salaries are periodically adjusted based on individual performance and changes in job content and responsibilities.

  The Compensation Committee evaluates the performance and sets the salary of the Company's Chairman, President and Chief Executive Officer, Grahame N. Clark, Jr. Mr. Clark does not participate in any discussions of the Compensation Committee regarding his salary or performance. Mr. Clark evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and acted upon by the Compensation Committee. Performance evaluations for individual executive officers are based on achievement of predetermined individual goals. For Mr. Clark, these goals are set by the Compensation Committee, and for all other officers, these goals are set by Mr. Clark.

  Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Compensation Committee administers a bonus plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. It is the intention of the Compensation Committee to weight the total compensation of the executive officers heavily in the area of incentive compensation. The Compensation Committee believes that optimal performance is encouraged through the use of incentive programs, furthering the goal of having performance compensation as an important component of total executive compensation.

  In consultation with the Chairman, the Compensation Committee determines annually the total amount of cash bonuses available for executive officers. Awards under the plan are contingent upon the performance of the Company as a whole, based upon the Company attaining certain financial and operational goals set by the Board annually in consultation with the Chairman. The target amounts of bonus available to each executive officer are set annually by the Compensation Committee with regard to Mr. Clark and by Mr. Clark, subject to review and approval by the Compensation Committee, with regard to executive officers other than Mr. Clark. In all cases the target amounts for individual officers are based upon such officer's individual goals and objectives and the goals and objectives established for the particular operating unit such officer is responsible for managing. Executive officers earn a percentage of the target amounts under the bonus plan based on the achievement of these performance goals and objectives as determined annually by the Compensation Committee and a percentage based on the Company's attainment of the pre-tax goals. Awards are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made when the Company does not meet targets.

  Stock Options. The Compensation Committee believes that employee equity participation provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore recommends to the Option Committee periodic grants of stock options under the 1989 Plan. Stock options are approved by the Option Committee, based on the recommendation of the Compensation Committee, with exercise prices at the prevailing market price at date of grant. The stock options will have value only if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with the other stockholders because of the direct benefit executive officers receive through improved stock performance.

  The Compensation Committee makes recommendations to the Option Committee concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chairman. Recommendations for options are based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers within the Company. Generally, option grants vest over five years and expire six years from date of grant. Option grants for 1997 are set forth in the table entitled "Option Grants in 1997."

  Restricted Stock. The Company has implemented the use of restricted stock in order to further the goal of having its executive officers maintain a "stake" in the long-term success of the Company, through equity ownership, as well as encouraging long-term employment with the Company. Restricted awards are given to executive officers in lieu of base salary increases and in lieu of a fixed percentage of the available bonus for each fiscal year.

  Each time an executive officer's base salary is increased such executive officer must take a minimum of 50% of such increase as a restricted stock award. It is such officer's option to take up to the entire amount of such increase as a restricted stock award but in no event can the percentage fall below 50%. The amount of restricted stock awarded is based on the base salary increase, the percentage to be taken in stock, the number of years remaining until such officer reaches sixty years of age, and the closing price of the Company's Common Stock on the day of the award. This restricted stock award vests in equal annual installments over the number of years remaining until such officer attains the age of sixty.

  Executive officers are required to take 15% of their annual incentive bonus, if any, in the form of a restricted stock award. The number of shares of restricted stock awarded is based upon the closing price of the Company's Common Stock on the date the incentive bonus is approved by the Compensation Committee. The restricted stock awarded to each executive officer vests over a period of three years.

  Supplemental Long-Term Bonus Plan. The Compensation Committee engaged Hewitt Associates to address long-term incentives and retirement plan alternatives for executive officers in an effort to attract and retain qualified individuals for long-term employment with the Company. As a result of this process, the Company instituted a long-term bonus plan as an additional encouragement for long-term employment with the Company. The bonus available for each participant is based upon their position within the Company, age, and years of service with the Company. The amount of bonus actually paid is a percentage (45%, 35%, or 25%) of the incentive bonus actually paid to the executive officer. See "Bonus" previously discussed. The bonus awarded to each executive officer vests over a period of three years and is not available to the executive officer until the later of retirement or attainment of the age of 62. If no incentive bonus is paid to the executive officer, no long-term bonus will be paid.

  Stock Ownership. In addition, the Compensation Committee monitors compliance with the stock ownership guidelines established for the executive officers of the Company. The stock ownership guidelines require executive officers to own an established multiple of their base annual compensation in market value of Common Stock. These values range from 2.0 to .5 times the executive officer's base annual compensation.

                                          COMPENSATION COMMITTEE

                                          A.A. Meitz, Chairman
                                          Michael E. Faherty
                                          Paul J. Ferri
                                          Rawles Fulgham
                                          Thomas G. Kamp
                                          Michael A. Stone

PERFORMANCE GRAPH

  The following chart compares the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock during the five fiscal years ended December 31, 1997, with the yearly change in cumulative total return of the NYSE Composite Index and Standard and Poors (S&P) Computer Software and Services Industry Group Index. The comparison assumes that $100 was invested on March 27, 1994, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                               CALCULATED INDEX

                                                     S&P
                                     NYSE          Software
                                  Composite I     & Service
             Date     BancTec.       NYC.I          SSF.I
             ----     --------       -----          -----

          27-Mar-94     100           100            100
          26-Mar-95      72           110            137
          31-Dec-95      79           133            170
          31-Dec-96      88           159            275
          31-Dec-97     114           207            363


                       [PERFORMANCE GRAPH APPEARS HERE]

                             CERTAIN STOCKHOLDERS

  The following table sets forth certain information as of March 23, 1998 regarding the ownership of Common Stock of: (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group. Included in the "Number of Shares of Common Stock" are shares attributable to options that are exercisable as of, or will be exercisable within 60 days after, March 23, 1998.

                                                       NUMBER OF    PERCENT OF
                                                       SHARES OF   OUTSTANDING
NAME OF BENEFICIAL OWNER(1)                           COMMON STOCK COMMON STOCK
---------------------------                           ------------ ------------
FMR Corp.(2).........................................  2,472,700       11.4%
 82 Devonshire Street
 Boston, Massachusetts 02109
Grahame N. Clark, Jr.(3).............................    261,672        1.2%
Tod V. Mongan(4).....................................    102,335        *
Norton A. Stuart, Jr. (5)............................     70,500        *
Michael E. Faherty(6)................................     67,042        *
Michael A. Stone(7)..................................     62,500        *
James E. Uren(8).....................................     61,859        *
Rawles Fulgham(9)....................................     59,500        *
Paul J. Ferri(10)....................................     43,750        *
Raghavan Rajaji(11)..................................     42,693        *
John G. Guthrie(12)..................................     31,733        *
Thomas G. Kamp(13)...................................     25,000        *
A.A. Meitz(14).......................................      5,950        *
All executive officers and directors as a group (15    1,040,364        4.8%
 persons)(15)........................................

--------
*   Less than one percent.

(1) Except as otherwise indicated, each stockholder has sole investment and sole voting power with respect to the shares of Common Stock shown.

(2) As of December 31, 1997, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,472,700 shares or 11.4% of the Common Stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,692,500 shares or 7.8% of the Common Stock of the Company.

(3) Includes 156,400 shares that Mr. Clark may acquire pursuant to stock options and 25,448 shares of unreleased restricted stock.

(4) Includes 59,400 shares that Mr. Mongan may acquire pursuant to stock options and 24,853 shares of unreleased restricted stock.

(5) Includes 26,500 shares that Mr. Stuart may acquire pursuant to stock options.

(6) Includes 17,500 shares that Mr. Faherty may acquire pursuant to stock options.

(7) Includes 21,250 shares that Mr. Stone may acquire pursuant to stock options.

(8) Includes 60,400 shares that Mr. Uren may acquire pursuant to stock options and 954 shares of unreleased restricted stock.

(9) Includes 17,500 shares that Mr. Fulgham may acquire pursuant to stock options.

(10) Includes 17,500 shares that Mr. Ferri may acquire pursuant to stock options.

(11) Includes 40,000 shares that Mr. Rajaji may acquire pursuant to stock options and 801 shares of unreleased restricted stock.

(12) Includes 27,800 shares that Mr. Guthrie may acquire pursuant to stock options and 925 shares of unreleased restricted stock.

(13) Includes 17,500 shares that Mr. Kamp may acquire pursuant to stock options.

(14) Includes 3,000 shares that Mr. Meitz may acquire pursuant to stock options.

(15) Also includes 581,260 shares subject to stock options and 66,913 shares of unreleased restricted stock.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1999 must deliver the proposal to the executive offices of the Company by no later than January 1, 1999, unless the Company notifies the stockholders otherwise.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, upon the recommendation of the Audit Committee, has selected Arthur Andersen & Co. to act as independent auditors for the fiscal year ending in December 1998.

  Arthur Andersen & Co. has advised the Company that it will have a representative in attendance at the Meeting with the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions presented at the Meeting.

                                 OTHER MATTERS

  The Board does not intend to bring any other matters before the Meeting and does not know of any matters which will be brought before the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                                  Secretary

Dallas, Texas
April 13, 1998

                                 BANCTEC, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998

        The undersigned hereby appoints Grahame N. Clark, Jr. and Raghavan Rajaji as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of BancTec, Inc. held of record by the undersigned on April 6, 1998, at the Annual Meeting of Stockholders to be held on May 21, 1998 at 10:00 a.m., Dallas, Texas time, at the Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas, and at any adjournment(s) thereof. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection therewith, each dated April 13, 1998, is hereby acknowledged. The undersigned hereby revokes any proxies heretofore given.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEE LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

                                                        --------------------
                                                            SEE REVERSE
                                                               SIDE
                                                        --------------------

[ ] Please mark your
    votes as in this
    example.


                  FOR the nominee        WITHHOLD AUTHORITY
                listed to the right       to vote for the
                 (except as marked        nominee listed
                  to the contrary)         to the right

1. ELECTION OF        [ ]                       [ ]     Nominee: Rawles Fulgham
   DIRECTOR

For, except vote witheld from the following nominee:

----------------------------------------------------

2. IN THEIR DISCRETION, THE PROXIES ARE TO VOTE WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998.

SIGNATURE(S)                                             DATE
            --------------------------------------------     -------------------
                          Signature (IF HELD JOINTLY)
When signing on behalf of a corporation, partnership, estate, trust, or in any other representative capacity, please sign name and title. For joint accounts each joint owner must sign.